Exhibit 5.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Board of Directors
Sierra Wireless, Inc.
We consent to the use of our report dated January 31, 2007, except as to notes 15(d)(i) and 19, which are as of March 6, 2007, with respect to the consolidated balance sheets of Sierra Wireless, Inc. as at December 31, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to a change in the method of computing stock-based compensation.
/s/ KPMG LLP
Chartered Accountants
Vancouver, Canada
September 27, 2007
KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.